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                                                                  EXHIBIT 10(aa)

                     AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

         Amendment effective as of July 30, 2001, to Employment Agreement by and between Response Oncology, Inc., a Tennessee corporation (the "Company") and Anthony LaMacchia (the "Executive"), originally effective as of January 1, 2001 (the "Agreement"),

         WHEREAS, the Company desires to continue to employ the Executive to serve as the President and Chief Executive Officer of the Company;

         WHEREAS, the Company and the Executive each deem it necessary and desirable to modify the Agreement to reflect the conditions that led the Company to adopt the Response Oncology, Inc. Employee Retention Plan and the Response Oncology, Inc. Key Employee Severance Plan, neither of which plan provides for participation by Executive;

         NOW, THEREFORE, in consideration of the premises and mutual obligations hereinafter set forth, the parties agree to amend the Agreement as follows:

         1. Section 4(d) of the Agreement shall be amended to read as follows:

                     (d) Restructuring Bonus. Together with Peter Stark,
            Executive has assumed primary responsibility for obtaining the payment in its entirety of the Company's current bank debt of $29,198,715 (the "Debt"). If the Debt is so repaid, or if it is assumed, or if only ministerial steps remain to complete such repayment or assumption, during the twelve (12) month period beginning on the date this amended Agreement is approved by the bankruptcy court (the "Performance Measurement Period"), Executive shall be entitled to receive a payment ("Unenhanced Restructuring Bonus") equal to $125,000, provided Executive is employed under the Agreement at that time.

                     Executive shall receive the following additional payments
            (individually and collectively referred to as "the Unsecured Creditor Bonus" and, together with the Unenhanced Restructuring Bonus, the "Restructuring Bonus") if amounts specified in the tiers below are made available for unsecured creditors at any time after this amended Agreement is approved by the Bankruptcy Court, provided the amounts are made available as a result of Executive's efforts, such as, by way of example and not limitation, as a result of a reorganization plan that was confirmed by the Bankruptcy Court at a time the Executive was employed by the Company: (i) $150,000 if a total of $5 million above the Debt is available for unsecured creditors; (ii) another $65,000 (in addition to the first $150,000) if a total of $7 million above the Debt is available for unsecured creditors; (iii) another $70,000 (in addition to the $150,000 and the $65,000) if a total of $9 million above the Debt is available for unsecured creditors; and (iv) in addition to the $150,000, $65,000 and $70,000 bonus amounts, up to another


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            $320,000 more by calculating four percent (4%) of every dollar recovered in excess of $9 million up to $17 million total available to unsecured creditors.

                     The Restructuring Bonus shall be increased by an additional
            $146,000 if the Debt is eliminated or assumed within the first three
            (3) months of the Performance Measurement Period, or by $73,000 if the Debt is eliminated or assumed thereafter, but within the first six (6) months of the Performance Measurement Period, both additions (individually a "Time Enhancement") to be conditioned upon availability of funds to unsecured creditors as follows: Executive will receive (i) 20 percent of the relevant Time Enhancement if $5 million total recovery is available to unsecured creditors; (ii) 30 percent of the relevant Time Enhancement if $7 million total recovery is available to unsecured creditors; (iii) 40 percent of the relevant Time Enhancement if $9 million total recovery is available to unsecured creditors; and (iv) 100 percent of relevant Time Enhancement if more than $9 million total recovery is available to unsecured creditors. The Unenhanced Restructuring Bonus shall be deposited into escrow upon entry of the order approving the Employee Retention Plan, and shall be paid to Executive within ten (10) days of the date the Debt is eliminated or assumed, subject to the conditions set forth in the final two sentences of this Subsection.

                     The Unsecured Creditor Bonus, if applicable, shall be paid to Executive within ten (10) days after achievement of the targets for sums available to unsecured creditors, subject to the conditions set forth in the following two sentences of this Subsection, provided, however, that no Unsecured Creditor Bonus shall be paid until an Order is entered by the Bankruptcy Court, on notice to all parties, which includes a finding that a sufficient amount of money with respect to a specific target is available for payment to unsecured creditors or, if earlier, actual payment to the unsecured creditors. Any Restructuring Bonus (including Time Enhancements) shall be paid only if and to the extent sufficient funds remain after the Debt is eliminated or assumed. If the remaining funds are insufficient to pay a full Restructuring Bonus to both Executive and to Peter Stark, the two shall share the available funds on a pro rata basis.

         2. Section 4(e) of the Agreement shall be deleted.

         3. Section 4 of the Agreement shall be further amended by adding a new subsection at the end thereof to read as follows:

                     (m) Stay Bonus. Executive shall become entitled to receive a bonus (the "Stay Bonus") in the amount of $325,000




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            upon the first to occur of (a) the effective date of the
            Company's emergence from bankruptcy (e.g., confirmation of a plan, conversion to Chapter 7), (b) Executive's termination of employment without Cause or his resignation for Good Reason, provided, however, Executive is employed under the Agreement on such date (the earlier of (a) and (b) referred to as the "Entitlement Date"). The entire amount of such bonus shall be paid to Executive no later than ten
            (10) days following the Entitlement Date. The Company shall deposit with an escrow agent, pursuant to an escrow agreement between the Company, Executive, and such escrow agent, a sum of money or marketable securities which is sufficient in the opinion of the Company's management to fund one hundred percent (100%) of the amounts which may become due to Executive under this Subsection, which money or marketable securities shall be utilized to satisfy the Company's obligation to pay the Stay Bonus. The escrow agreement shall provide that such agreement may not be terminated until the earlier of (i) Executive's employment has been terminated and all amounts due to Executive as set forth in this Subsection have been paid to Executive, as certified in writing by the Company and the Executive, or (ii) the mutual written consent of the Executive and the Company.

         4. Section 8 of the Agreement shall be amended by adding the following new subsection at the end thereof to read as follows:

                     (d) Severance Upon Court Approval. Upon approval by the
            Bankruptcy Court of this Amendment, Executive shall not be entitled to the cash severance payments and health and welfare benefits provided under Subsection (a), but he shall instead be eligible to receive the payments and benefits described in this Subsection, provided, however, that any such benefits may be subject to mitigation as set forth below in this Subsection.

                     If Executive's employment is terminated without Cause prior to a Change of Control and within the first four (4) months of the Performance Measurement Period, he shall be entitled to receive within ten (10) days thereafter a lump-sum payment of $325,000, plus any unpaid Stay Bonus. In addition, the Company shall continue the Executive's health and welfare benefits for a period of twenty-four
            (24) months or, if a lesser period, until Executive obtains comparable benefits from another employer. If Executive is so terminated during the final eight (8) months of the Performance Measurement Period or any period thereafter, the amount of the lump sum payment described above shall instead equal two (2) times the sum of his then Base Salary (or $650,000, if greater) and any unpaid Stay Bonus, and the Company shall continue Executive's health and welfare benefits for a period of



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            twenty-four (24) months or, if a lesser period, until the
            Executive obtains comparable benefits from another employer; provided, however, of the $650,000, $162,500 shall be held in an interest bearing escrow account (principal and interest accruing thereon referred to collectively as the "Escrowed Amount") for the purpose set forth in the following paragraph.

                     To the extent that Executive receives compensation within a two-year period after the date of such termination from a source other than Company, the Escrowed Amount, if any, shall be reduced dollar for dollar from the amount held in escrow and returned to Company (or as otherwise ordered by the Bankruptcy Court). To the extent that the remainder of such Amount is not reduced, Executive is entitled to receive such amount.

         5. Section 9 of the Agreement shall be amended by adding the following new subsection at the end thereof to read as follows:

                     (f) Severance Upon Change of Control. Upon approval by the
            Bankruptcy Court of this Amendment, Executive shall not be entitled to the cash severance payments and health and welfare benefits provided under Subsection (b), or the escrow arrangement described in Subsection (d) but Executive shall instead be eligible to receive the payments and benefits described in this Subsection. If the Executive's termination occurs after a Change in Control or in contemplation of Change in Control, Executive shall be entitled to receive a lump sum payment equal to the lesser of (a) his Stay Bonus, plus an amount of money equal to 2.5 times the sum of (i) his Base Salary plus (ii) his Base Bonus, which is fifty percent (50%) of his Base Salary; or (b) the Stay Bonus, Restructuring Bonus (including any Time Enhancement), plus the cash severance payments provided under Section 8(d) hereof; provided, however, (i) no such payment shall be made unless the Debt is paid in full or assumed, and (ii) Executive shall be entitled to a Restructuring Bonus in the event of a Change of Control only as provided in this subparagraph
            (f) and only if he is not terminated for Cause. In addition, the Company shall continue the Executive's health and welfare benefits for a period of thirty (30) months or, if a lesser period, until the Executive receives comparable coverage from another employer.

         6. If the Company remains under the protection of the Bankruptcy Court on or about May 31, 2002, the Executive's award opportunity under the Corporate Annual Incentive Plan will be reviewed and implemented, as appropriate.



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         IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to the Agreement effective as of May 1, 2001.


                                     RESPONSE ONCOLOGY, INC.

                                     By:
                                         ---------------------------------------

                                     Name:
                                           -------------------------------------

                                     Title:
                                            ------------------------------------


                                     EXECUTIVE

                                     -------------------------------------------
                                                   ANTHONY LAMACCHIA





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